EXHIBIT 99.1
NABORS ANNOUNCES REDEMPTION OF NOTES
HAMILTON, Bermuda – July 1, 2008 – Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) announced today that its wholly-owned subsidiary, Nabors Industries, Inc. (“NII”), has either redeemed or exchanged the full $146,000 aggregate outstanding principal amount of its Zero Coupon Senior Exchangeable Notes due 2023 (the “Original 2023 Notes”) and the full $699,854,000 outstanding aggregate principal amount of its Series B Zero Coupon Senior Exchangeable Notes due 2023 (together with the Original 2023 Notes, the “2023 Notes”). NII has also notified the trustee to proceed with redemption of the remaining $82.8 million outstanding aggregate principal amount at maturity of its Zero Coupon Senior Convertible Debentures due 2021 (the “2021 Notes”), CUSIP No. 629568AF3, that were not repurchased by NII in accordance with the holders’ put option on the fifth anniversary of the 2021 Notes in February 2006.
For the 2023 Notes, holders representing an aggregate principal amount of $699,357,000, or 99.91% of the $700 million in 2023 Notes, exercised their right to exchange their 2023 Notes into the notional value of an amount of common stock of Nabors. Accordingly, such holders will be receiving, or have already received, cash representing the aggregate principal amount of their 2023 Notes plus a total of approximately 5.25 million shares of common stock of Nabors with a fair value of approximately $249.2 million, representing the premium in the notional exchange which NII elected to satisfy with common shares of Nabors in accordance with the applicable indenture. The premium due was computed in accordance with the indentures utilizing the five or ten day volume weighted average price as applicable of common stock of Nabors beginning on the second trading day following receipt of the holder’s exchange notice.
The aggregate value of this premium for both issues equates to an effective annual interest rate of 6.28% over the five year term for the $700 million in principal amount of the 2023 Notes. To mitigate the dilutive impact of the share delivery to the Note holders, Nabors repurchased through an affiliate approximately 3.5 million shares of its common stock in the open market during May and early June 2008. The average price of these repurchases was approximately $41.68 per share.
The Nabors companies own and actively market a fleet of approximately 537 land drilling and approximately 747 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of approximately 36 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.